Exhibit 99.2

Agreement

Two parties in this agreement:

Party A: BMP Sunstone Corporation (f/k/a Beijing Med-Pharm Corporation, will refer as “BMP” below), Sunstone China Limited, Sunstone (Tangshan) Pharmaceutical Co., Ltd.

Party B: Mr. Zhiqiang Han

Through negotiation between each party, the agreement as below has been reached:

I. Resignation

From the date of this agreement taking effect, Party B will not hold positions of Board of director, President, COO of BMP, Chairman of the Board of Sunstone China Limited, Chairman of the Board (legal

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representative), Board director, General Manager of Sunstone (Tangshan) Pharmaceutical Co., Ltd.

II. Conditions for Resignation

1. After Party B’s resignation, Party A will pay Party B the resignation compensation equivalent to 12 months base salary in accordance with the normal payroll practices, payable in equal installments. With regard to the outstanding options, Party A and B have agreed to follow the terms and period set forth in the option agreement and applicable plan document.

2. Party B’s 20% of BMP stock holdings will be released on February 18, 2010 and other 80% will be released on February 18, 2011, and Party B has agreed to give up the preemptive right. Party A has agreed within a month after signing will provide Party B a detailed instruction of exercising the stock options and selling stocks according to SEC rules and regulations of the United States.

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3. Within two years after signing, without Party A’s written consent, Party B is not allowed to be involved in any business related to Women and Pediatrics pharmaceutical products and supplements.

4. Party A has agreed that after resignation, Party B can permanently use company’s Mercedes-Benz sedan which was purchased by Party A (plate number C-H1166), and Party B will be responsible for vehicle-related costs.

5. Within two years after signing, without Party A’s written consent, Party B will not hire Party A’s employee(s), or encourage Party A’s employee(s) leave the employment. Party B has agreed to assist new Chairman of the Board of Sunstone (Tangshan) Pharmaceutical, Mr. Zhijun Tong, to carry out company’s normal production and operational activities appropriately until March 15, 2010.

III. The Relevant Commitment

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1. Party B has agreed to cooperate with the new Chairman of the Board Mr. Zhijun Tong, to complete changing registration in Bureau of Commerce, Trade and Industry Bureau or Hong Kong Companies Registry for Sunstone China Ltd, Sunstone (Tangshan) Pharmaceutical Co. Ltd, Sunstone Shangda (Zhangjiakou) Pharmaceutical Co. Ltd, Sunstone Fly (Tangshan) Pharmaceutical Co., Ltd, Sunstone (Qianxi) Traditional Chinese Medicine Plantation Co. Ltd, and etc.

2. Party B will be responsible for transferring “HAO WA WA” trademark (trademark registration number : 5863759, 5863760) back to Sunstone (Tangshan) Pharmaceutical Co. Ltd though China’s State Trademark Bureau, within one month from the date of this agreement taking effect.

IV. This agreement shall take effect from the date signed by both parties.

V. There are four copies of this agreement, and each party holds one copy.

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On behalf of Party A: Mr. Zhijun Tong January 7, 2010	Party B: Mr. Zhiqiang Han January 7, 2010

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